EXHIBIT 99.1

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Tod Holmes	(954) 769-2387
	Ed Lang	(954) 769-3591
REPUBLIC SERVICES, INC. ANNOUNCES
ACCELERATED VESTING OF STOCK OPTIONS
FORT LAUDERDALE, Fla., Dec. 23, 2005...Republic Services, Inc. (NYSE: RSG) today announced that its Board of Directors approved the acceleration of the vesting of all outstanding stock options previously awarded to employees, effective December 30, 2005. As a result of the acceleration, the Company anticipates recording a non-cash charge of approximately $2 million during the fourth quarter of 2005. This acceleration is being made in advance of the effective date of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”). The Company expects to reduce the pre-tax stock option expense it would otherwise be required to record under SFAS 123(R) for these stock options by an estimated $7 million, $3 million and $1 million in 2006, 2007 and 2008, respectively. This action was taken in anticipation of changes to the Company’s compensation programs beginning in 2006.
The Company estimates that the impact of adopting SFAS 123(R), together with other changes in the Company’s incentive and employee benefit plans, will reduce earnings per share by approximately 5 cents, 6 cents and 7 cents in 2006, 2007 and 2008, respectively.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether our estimates and assumptions concerning our expected option expense and impact of SFAS 123(R) and current changes in the Company’s incentive and employee benefit plans turn out to be correct or appropriate;

•	whether our estimates and assumptions concerning our selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	various factors that will impact our actual business and financial performance such as competition and demand for services in the solid waste industry;

•	our ability to manage growth;

•	compliance with, and future changes in, environmental regulations;

•	our ability to obtain approvals in connection with expansions at our landfills;

•	our ability to obtain financing on acceptable terms to finance our operations and growth strategy and for our company to operate within the limitations imposed by financing arrangements;

•	our ability to repurchase common stock at prices that are accretive to earnings per share;

•	our dependence on key personnel;

•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within our control;

•	dependence on large, long-term collection, transfer and disposal contracts;

•	dependence on acquisitions for growth;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending legal proceedings; and

•	other factors contained in our filings with the Securities and Exchange Commission.
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